Exhibit 4.18

SHARE OPTION AGREEMENT

This Share Option Agreement (“Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between GUSHAN ENVIRONMENTAL ENERGY LIMITED, an exempted company incorporated in the Cayman Islands with limited liability (“Gushan”) with its American depositary shares listed on the New York Stock Exchange (“NYSE”), ENGEN INVESTMENTS LIMITED, a business company incorporated with limited liability under the laws of the British Virgin Islands (the “Company”), and the optionee named below (“Optionee”).

Name of Optionee:	Jianqiu Yu
Positions:	Director of the Company; Chairman and Principal Executive Officer of Gushan, which is the majority shareholder of the Company as of the Date of Grant
Option Shares:	1,013
Option Exercise Price:	RMB63,179 per Option Share
Date of Grant:
Vesting Date:	Date of Grant
Expiration Date:	Tenth anniversary of the Date of Grant

1. GRANT OF OPTION.

For services rendered by the Optionee to the Company and Gushan pursuant to his positions set forth above, the Company hereby grants to the Optionee a share option (the “Option”) to purchase the Option Shares in the Company (US$1.00 par value per Option Share) at the Option Exercise Price set forth above, subject to all of the terms and conditions of this Agreement and the Exercise Agreement (as defined below).

2. VESTING SCHEDULE.

The Option shall vest and become exercisable (in whole or in part) from the Date of Grant. The Optionee has the right to exercise the Option, which shall continue until the expiration or earlier termination of the Option.

3. EXERCISE OF OPTION.

3.1	From time to time, and on more than one occasion, prior to the earlier to occur of (i) the termination hereof in accordance with the provisions of this Agreement, or (ii) the Expiration Date (as set forth above), the Optionee may give written notice to the Company of his election to purchase some, in which case, a minimum of 200 Option Shares, or all of the Option Shares for which this Option may be exercised at the time of such notice. Such written notice shall specify the number of Option Shares to be purchased and shall be accompanied by (i) the delivery of an executed Exercise Agreement in substantially the form attached hereto as Exhibit A or such other form as the Company may require from time to time (the “Exercise Agreement”); (ii) the payment therefor in cash or, at the discretion of the Company, such other method of payment acceptable to the Company, and (iii) such agreement, statement or other evidence as the Company may require in order to satisfy itself that the issuance of the Option Shares being purchased pursuant to such exercise and any subsequent resale thereof will be in compliance with applicable laws and regulations, including without limitation all applicable U.S. Federal and state securities laws and regulations.

3.2	The Company reserves the right to withhold the exercise of the Option for reasons including but not limited to the Optionee’s failure to comply with the applicable rules and regulations of the Company, Gushan, NYSE or the U.S. Securities And Exchange Commission; the Optionee’s breach of his employment agreement; the Optionee’s unwillingness or failure to follow Company directives; and the Optionee’s failure to perform his duties and responsibilities, as applicable.

3.3	Exercisability of the Option upon and after termination of the Optionee’s office with the Company shall be in accordance with the following:

(i)	if the Optionee’s office with the Company terminates due to the death of the Optionee, no exercise of the Option may occur after the expiration of the one-year period to follow such termination or, if earlier, the Expiration Date,

(ii)	if the Optionee’s office with the Company is terminated by the Company for cause, the Option shall thereupon cease to be exercisable and shall be forfeited forthwith,

(iii)	in the case where the Optionee has served as a director of the Company for less than three years beginning from the Date of Grant, if (a) the Optionee’s office with the Company is terminated by the Company (other than for cause), or (b) the Optionee resigns his office with the Company, no exercise of the Option may occur after the expiration of the three-month period to follow such termination or resignation or, if earlier, the Expiration Date,

(iv)	in the case where the Optionee has served as a director of the Company continuously for three years or more beginning from the Date of Grant, if (a) the Optionee’s office with the Company is terminated by the Company (other than for cause), or (b) the Optionee resigns his office with the Company, no exercise of the Option may occur after the Expiration Date.

3.4	Notwithstanding any other provision hereof, the Option shall not be exercised unless all necessary regulatory, corporate or other approvals, as applicable, have been received.

4. EXPIRATION DATE OF OPTION.

Notwithstanding anything herein to the contrary, unless earlier exercised, forfeited or otherwise terminated, the Option shall expire in its entirety upon the Expiration Date.

5. TRANSFERABILITY.

This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and is exercisable, during the Optionee’s lifetime, only by the Optionee. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

6. RIGHT OF FIRST REFUSAL.

The Company shall have a right of first refusal, as set forth below, to purchase the Option Shares acquired upon exercise of the Option before the Option Shares (or any interest in them) can be validly transferred to any other person or entity.

6.1	Notice of intent to sell. Before there can be a valid sale or transfer of any Option Shares (or any interest in them) by the Optionee, the Optionee shall first give notice in writing to the Company, mailed or delivered in accordance with the provisions of Section 8.1, of his or her intention to sell or transfer such Shares (the “Option Notice”).

The Option Notice shall specify the identity of the proposed transferee, the number of Option Shares to be sold or transferred to the transferee, the price per Option Share and the terms upon which the Optionee intends to make such sale or transfer. If the payment terms for the Option Shares described in the Option Notice differ from delivery of cash or a check at closing, the Company shall have the option, as set forth herein, of purchasing the Option Shares for cash (or a cash equivalent) at closing in an amount which the Company determines is a fair value equivalent of that payment. The determination of a fair value equivalent shall be made in the Company’s best judgment and such determination shall be mailed or delivered to the Optionee (the “Company’s Notice”) within ten (10) days of its receipt of the Option Notice. Should the Optionee disagree with the Company’s determination of a fair value equivalent, he or she shall have the right (the “Retraction Right”) to retract the proposed sale or transfer to a third party and the offer of Option Shares to the Company pursuant to the Option Notice (such retraction to be made in writing and mailed or delivered in accordance with the provisions of Section 8.1). If the Optionee again proposes to sell or transfer the Option Shares, the Optionee shall again offer such Option Shares to the Company pursuant to the terms of this Section 6 prior to any sale or transfer.

6.2	Option to purchase. Subject to the Optionee’s Retraction Right, during the 60-day period commencing upon receipt of the Option Notice by the Company (the “Option Period”), the Company shall have an option to purchase any or all of the Option Shares specified in the Option Notice at the price offered therein (the “Right of First Refusal”).

6.3	Purchase of shares. Not more than thirty (30) days after receipt of the Option Notice, the Company shall give written notice to the Optionee desiring to sell or transfer Option Shares of the number of such Option Shares to be purchased (or, if no Option Shares are to be purchased, stating such fact) by the Company pursuant to the terms of this Section 6 (the “Purchase Notice”). Purchases pursuant to this Section 6 shall be consummated within thirty (30) days after delivery of the Purchase Notice to the Optionee, but in no event later than the expiration of the Option Period. The purchase price shall be paid at the closing in cash, by check, or, if the payment terms set forth in the Option Notice differ from payment in cash or by check at closing, in accordance with the payment terms set forth in the Option Notice (or payment of the amount set forth in the Company’s Notice in cash, or by check). The purchase price shall be paid against surrender by the Optionee of a share certificate evidencing the number of Option Shares specified in the Option Notice, with duly endorsed share transfer forms.

6.4	Ability to sell unpurchased shares. Unless all of the Option Shares referred to in the Option Notice are to be purchased as indicated in the Purchase Notice, the Optionee may dispose of any Option Shares referred to in the Option Notice that are not to be purchased by the Company to the person or persons specified in the Option Notice during a period of twenty (20) days commencing upon his receipt of the Purchase Notice; provided, however, that he shall not sell or transfer such Option Shares (a) at a lower price or on terms more favorable to the Optionee or transferee than those specified in the Option Notice, and (b) to a person other than the person or persons specified in the Option Notice; and provided further that such transfer is consistent with the other provisions and limitations of this Agreement and the Exercise Agreement. If the transfer is not consummated within such twenty (20) day period, the Optionee shall again offer such Option Shares to the Company pursuant to the terms of this Section 6 prior to any sale or transfer to the same or any other person.

6.5	Assignment. Notwithstanding anything to the contrary, the Company may assign any or all of its rights under this Section 6 to one or more shareholders of the Company.

6.6	No shareholder rights following exercise of right of first refusal. If the Optionee ceases to hold office in the Company and holds Option Shares as to which the Right of First Refusal has been exercised, the Optionee shall be entitled to the value of such Option Shares in accordance with the provisions of this Section 6, but (unless otherwise required by law) shall no longer be entitled to participation in the Company or other rights as a shareholder with respect to such Option Shares. To the maximum extent permitted by law, the Optionee’s rights following the exercise of the Right of First Refusal shall, with respect to the Right of First Refusal exercised and the Option Shares covered thereby, be solely the rights that he has as a general creditor of the Company to receive payment of the amount specified in this Section 6.

7. NO GUARANTEE OF CONTINUED SERVICE.

OPTIONEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR OF THE COMPANY FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE OPTIONEE’S ENGAGEMENT AS A DIRECTOR AT ANY TIME, WITH OR WITHOUT CAUSE (SUBJECT TO THE TERMS OF ANY EMPLOYMENT OR OTHER AGREEMENT WITH THE OPTIONEE, IF ANY).

8. MISCELLANEOUS

8.1	In the event of any capitalisation issue, rights issue, open offer, sub-division, consolidation of shares, or reduction of capital of the Company, such corresponding alterations (if any) shall be made (except on an issue of securities of the Company as consideration in a transaction which shall not be regarded as a circumstance requiring alteration or adjustment) in (i) the number of Option Shares that may be issued subject to the unexercised portion of the Option; and/or (ii) the Option Exercise Price, as the board of directors of the Company shall determine to be appropriate, fair and reasonable.

8.2	The Option Shares to be allotted and issued upon the exercise of the Option shall not carry voting rights until completion of the registration of the Optionee as the holder thereof. Subject as aforesaid, the Option Shares to be allotted and issued upon the exercise of the Option shall be subject to all the provisions of the constitutional documents of the Company for the time being in force and shall rank pari passu in all respects with and shall have the same voting, dividend, transfer and other rights, including those arising on liquidation of the Company as attached to all other fully-paid ordinary shares of the Company in issue on the date of issue, in particular but without prejudice to the generality of the foregoing, in respect of voting, transfer and other rights including those arising on a liquidation of the Company and rights in respect of any dividend or other distributions paid or made on or after the date of issue.

8.3	Notice hereunder shall be mailed or delivered to the Company, and shall be delivered to the Optionee in person or mailed or delivered to the Optionee at the addresses set forth below, respectively, or in either case at such other address as one party may subsequently furnish to the other party in writing.

8.4	By the parties’ signatures below, the parties agree that the Option is granted under and governed by the terms and conditions of this Agreement and the attached form of the Exercise Agreement. The Optionee has reviewed this Agreement and the attached form of the Exercise Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement and the attached form of the Exercise Agreement.

8.5	This Agreement shall be governed by the laws of the British Virgin Islands, without reference to principles of conflict of laws.

8.6	This Agreement (together with the form of Exercise Agreement attached hereto) constitutes the entire agreement of the parties and supersedes all prior undertakings and agreements with respect to the subject matter hereof. This Agreement and the Exercise Agreement may be amended. Such amendment must be in writing and signed by the parties hereto. The Company may, however, unilaterally waive any provision hereof or of the Exercise Agreement in writing to the extent such waiver does not adversely affect the interests of the Optionee, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

8.7	This Agreement may be signed in various counterparts, which together shall constitute one and the same document.

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IN WITNESS WHEREOF, this parties hereto have caused this Agreement to be duly executed as of the date first written above.

GUSHAN ENVIRONMENTAL ENERGY LIMITED:	ENGEN INVESTMENTS LIMITED:

/s/ Chu Kang Nam	/s/ Wilson Kwong Wai Sun
Name: Chu Kang Nam	Name: Wilson Kwong Wai Sun
Title: Director	Title: Director

Address for service of Notice:

Gushan Environmental Energy Limited	Engen Investments Limited
c/o Room 908, China Merchants Tower,	c/o Room 908, China Merchants Tower,
168-200 Connaught Road Central,	168-200 Connaught Road Central,
Sheung Wan, Hong Kong	Sheung Wan, Hong Kong

OPTIONEE:

/s/ Jianqui Yu
Name: Jianqiu Yu

Address for service of Notice:

Mr. Jianqiu Yu c/o Room 908, China Merchants Tower, 168-200 Connaught Road Central, Sheung Wan, Hong Kong

EXHIBIT A

ENGEN INVESTMENTS LIMITED

OPTION EXERCISE AGREEMENT

The undersigned (the “Purchaser”) hereby irrevocably elects to exercise his/her right, evidenced by that certain Share Option Agreement dated as of                      (the “Option Agreement”) entered into by and between GUSHAN ENVIRONMENTAL ENERGY LIMITED, ENGEN INVESTMENTS LIMITED and the Purchaser, as follows:

•

the Purchaser hereby irrevocably elects to purchase          Ordinary Shares, par value US$1.00 per share (the “Shares”), of ENGEN INVESTMENTS LIMITED, a business company incorporated with limited liability under the laws of the British Virgin Islands (the “Company”), and

•	such purchase shall be at the price of RMB per share, for an aggregate amount of RMB .

Capitalized terms are defined in the Option Agreement if not defined herein.

1. Delivery of Share Certificate. The Purchaser requests that his name be entered in the register of members, of the Company, that a certificate representing the Shares be issued in the name of the Purchaser and delivered, along with a certified copy of the register of members, showing the Purchaser as registered owner of the          Ordinary Shares, to:

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2. Investment Representations. The Purchaser represents that he/she has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and can afford a complete loss of the purchase price for the Shares.

The Purchaser acknowledges receipt of the Company’s condensed consolidated financial information.

3. Limitation on Disposition and Other Restrictions. The Shares are subject to and the Purchaser hereby agrees to the following terms and conditions of the sale of the Shares to the Purchaser:

•	any transfer of the Shares must comply with all applicable laws as set forth in the Option Agreement;

•

the Shares are subject to, and following any otherwise permitted transfer of the Shares, the Shares shall remain subject to and the transferee shall be bound by, the Company’s right of first refusal set forth in Sections 6 of the Option Agreement and the foregoing provisions of this Section 3; and

•

as a condition to any otherwise permitted transfer of the Shares, the Company may require the transferee to execute a written agreement, in a form acceptable to the Company, that the transferee acknowledges and agrees to the foregoing terms and restrictions imposed on the Shares.

4. Option Agreement. The Purchaser acknowledges that all of his/her rights are subject to, and the Purchaser agrees to be bound by, all of the terms and conditions of the Option Agreement, which are incorporated herein by this reference. If a conflict or inconsistency between the terms and conditions of this Exercise Agreement and of the Option Agreement shall arise, the terms and conditions of the Option Agreement shall govern. The Purchaser acknowledges receipt of a copy of all documents referenced herein and acknowledges reading and understanding these documents and having an opportunity to ask any questions that he/she may have had about them.

5. Entire Agreement. This Exercise Agreement and the Option Agreement together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Option Agreement and this Exercise Agreement may be amended. Such amendment must be in writing and signed by the parties hereto. The Company may, however, unilaterally waive any provision hereof or of the Option Agreement in writing to the extent such waiver does not adversely affect the interests of the Purchaser hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

“PURCHASER”	ACCEPTED BY:

Signature	ENGEN INVESTMENTS LIMITED

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